Exhibit 99.2

Expands into Saint Louis December 3, 2015

Special Note Concerning Forward-Looking Statements This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey and Pulaski. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey’s and Pulaski’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and neither First Busey nor Pulaski undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of First Busey and Pulaski to control or predict, could cause actual results to differ materially from those in its forward-looking statements.These factors include, among others, the following: (i) the possibility that any of the anticipated benefits of the proposed transaction between First Busey and Pulaski will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of Pulaski with those of First Busey will be materially delayed or will be more costly or difficult than expected; (iii) the inability to complete the proposed transaction due to the failure of required stockholder approvals; (iv) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (v) the failure of the proposed transaction to close for any other reason; (vi) the effect of the announcement of the transaction on customer relationships and operating results; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) the strength of the local and national economy; (ix) changes in state and federal laws, regulations and governmental policies concerning First Busey’s and Pulaski’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (x) changes in interest rates and prepayment rates of First Busey’s and Pulaski’s assets; (xi) increased competition in the financial services sector and the inability to attract new customers; (xii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (xiii) the loss of key executives or employees; (xiv) changes in consumer spending; (xv) unexpected results of acquisitions, including the acquisition of Pulaski; (xvi) unexpected outcomes of existing or new litigation involving First Busey or Pulaski; (xvii) the economic impact of any future terrorist threats or attacks; (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xix) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Busey and Pulaski and their business, including additional factors that could materially affect First Busey’s and Pulaski’s financial results, are included in First Busey’s and Pulaski’s filings with the SEC. 2

Additional Information First Busey will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of First Busey and Pulaski that also constitutes a prospectus of First Busey, which will be sent to the stockholders of each of First Busey and Pulaski. Stockholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about First Busey, Pulaski and the proposed transaction. When filed, this document and other documents relating to the merger filed by First Busey and Pulaski can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Busey’s website at www.busey.com under the tab “Investor Relations” and then under “SEC Filings” or by accessing Pulaski’s website at www.pulaskibank.com under the tab “Our Story” and then under “Shareholder Relations” and “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from First Busey upon written request to First Busey Corporation, Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365-4544, or from Pulaski, upon written request to Pulaski Financial Corp., Corporate Secretary, 12300 Olive Boulevard, St. Louis, Missouri 63141 or by calling (314) 878-2210. Participants in this Transaction First Busey, Pulaski and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of First Busey relating to its 2015 Annual Meeting of Stockholders filed with the SEC by First Busey on April 17, 2015 and the definitive proxy statement of Pulaski relating to its 2015 Annual Meeting of Stockholders filed with the SEC on December 24, 2014. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants statement/prospectus regarding the proposed transaction when it becomes available. will also be included in the proxy 3

Transaction Overview 4

Transaction Rationale  Creates a $5.4 billion asset Midwest community bank with greater scale, operating efficiency, along with geographic and balance sheet diversification Franchise expansion into attractive St. Louis market Significant transaction with top-tier institution Provides strong St. Louis commercial banking platform with cross-sale opportunities for BUSE wealth management and complimentary mortgage strategies Clayton, MO is hub for FirsTech, BUSE’s payment processing subsidiary – natural market expansion because of BUSE’s presence in the St. Louis market         Immediate and significant accretion to core earnings Tangible book value dilution earn back of approximately 3 years Robust internal rate of return Pricing multiples in line with other recent transactions for banks similar in size and geography to PULB Leverages excess capital of BUSE    Comprehensive due diligence process and thorough loan review completed PULB has an experienced and deep management team to assist in post merger operations, integration, and market expansion PULB has a similar culture which will facilitate a successful integration process  5 Low Risk Financially Attractive Strategically Compelling

Transaction Terms Transaction Value1 $212.1 million Exchange Ratio Fixed at 0.79 common shares of BUSE Consideration 100% Stock Shares Issued 9,658,588 BUSE shares issued PULB Pro Forma Ownership 25.2% Price/TBV 180.4% Price/LTM EPS 15.0x Board of Directors One board seat each for holding company and bank Required Approvals Customary regulatory and shareholder approvals Expected Closing2 First half of 2016 1 Based on BUSE 10-day volume-weighted average price of $21.96, as of December 2, 2015, and 12,066,861 PULB shares outstanding 2 Holding company close, expect late 2016 bank merger 6 Transaction Terms and Pricing Ratios

Transaction Pro Forma Financial Implications Earnings Accretion 1st Full Year of Operations 10% - 12% Tangible Book Value Dilution at Close 3.8% Tangible Book Value Per Share Earn Back at Close ~3 years Pro Forma TCE Ratio 8.2% Pro Forma Tier 1 Common Ratio 10.5% Pro Forma Total Risk Based Capital Ratio 13.3% 1 Assumes redemption of BUSE SBLF 7 Earnings, Tangible Book Value and Capital Ratios1

Transaction Assumptions 25% of PULB LTM non-interest expense, phased in over two years Estimated Cost Savings: Revenue Synergies: None assumed Transaction Expenses: $22.0 million, pretax Core Deposit Intangible: $17.6 million Credit Marks: 2.3% aggregate mark on loans and 19.4% on OREO Capital Contingency: None 8 Cost Saves, Purchase Marks and Other Assumptions

Due Diligence Review Thorough due diligence process to evaluate Pulaski’s credit portfolios Total $ Amount $31.0 M As a Percent of NPAs* 135.7%  Loan review completed by internal BUSE team Loan Loss Reserve $15.8 M  60% of outstanding commercial loan balances reviewed Net Credit Mark $15.2 M  All non-performing and classified credits reviewed  OREO properties reviewed  Large sample of performing credits reviewed * Excluding TDRs 9 Estimated Credit Mark Due Diligence Overview

Transaction Meets All M&A Disciplines  High-density metro market with growth opportunities in commercial & wealth management Significant entry in the attractive St. Louis market, Midwest’s 4th largest MSA  cost of deposits 39 bps, 93 year old institution 43% of PULB loans in C&I and Comm. RE, significant cross selling opportunities for BUSE wealth management product line  Strong commercial lending platform    Complementary culture Similar culture, efficient transition Immediately accretive to earnings excluding transaction costs, first full year accretion approximately 10% - 12%   Accretive to EPS  Conservative credit marks and reasonable cost saves 2.3% of total loans and over 100% of NPAs; 25% cost savings  1 As of September 30, 2015 10 Attractive TBV earn back periodApproximately 3 years Financial: Ability to enhance value of PULB’s strong Complimentary mortgage strategiesmortgage originations through cross selling BUSE retail and wealth management products Mature franchise with an attractive deposit baseMore than $1.1 billion deposits, 79% core, overall Key AttributesPULBRationale1 Franchise:

Pulaski Financial Corporation and Market Overview 11

Corporate Overview – Pulaski Financial Corporation    93 year old, St. Louis based independent community bank founded in 1922 13 full-service branches all located in St. Louis MSA Leading mortgage originator in St. Louis and Kansas City Markets  Balance Sheet:     Assets: $1.5 billion Loans: $1.3 billion Deposits: $1.1 billion Tangible Common equity: $117.6 million  Capital Ratios:    TE/TA: 7.75% Leverage Ratio: 9.47% Total Risk-Based Capital Ratio: 11.99%  Exceptional Asset Quality:   NPAs/Assets (ex. TDRs): 1.49% Reserves/Loans: 1.20%  Profitability:     Net income: $14.1 million ROAA: 1.01% ROAE: 12.09% Net interest margin: 3.40% Financial data for fiscal year ended 9/30/15 Source: SNL Financial 12

Pulaski Financial Deposit Market Share

Saint Louis, MO-IL MSA		June 30, 2015		
			Total	Market
		# of	Deposits	Share
Rank	Institution	Branches	($000)	(%)
1	U.S. Bancorp (MN)	119	13,877,759	20.09
2	Bank of America Corp. (NC)	53	10,664,311	15.44
3	Commerce Bancshares Inc. (MO)	50	6,179,994	8.95
4	Regions Financial Corp. (AL)	64	2,825,852	4.09
5	PNC Financial Services Group (PA)	47	2,040,406	2.95
6	Enterprise Financial Services (MO)	6	2,036,953	2.95
7	First Banks Inc. (MO)	50	1,960,287	2.84
8	Fifth Third Bancorp (OH)	17	1,526,000	2.21
9	Banc Ed Corp. (IL)	19	1,482,879	2.15
10	Stupp Bros. Inc. (MO)	16	1,289,607	1.87
11	UMB Financial Corp. (MO)	17	1,227,550	1.78
12	Bank of Montreal	16	1,214,118	1.76
13	**Pulaski Financial Corp. (MO)**	**13**	**1,162,928**	**1.68**
14	Central Bancompany Inc. (MO)	15	1,144,071	1.66
15	First Co Bancorp Inc. (IL)	18	1,011,322	1.46
16	Midland States Bancorp Inc. (IL)	21	930,570	1.35
17	Reliance Bancshares Inc. (MO)	21	853,788	1.24
18	CBX Corp. (IL)	7	696,396	1.01
19	Jefferson County Bcshs Inc. (MO)	17	695,032	1.01
20	Cass Information Systems (MO)	4	572,243	0.83
	Market Total	**914**	**69,083,714**	**100.00**

Branch Franchise

- 5th largest community bank in St. Louis market
- $90 million average deposits per location*
- 17.9% non-interest bearing*
- 0.39% total cost of deposits for quarter ended September 30, 2015

*At September 30, 2015
Source: SNL Financial

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Greater St. Louis Market Overview  A commercial and industrial hub with a diverse economy based on manufacturing and services As the 19th largest metropolitan area in the U.S., home to headquarters of 9 Fortune 500 companies led by Express Scripts Holding ranked at 22 Approximately 1.3 million jobs in the region Primary economic drivers include trade, transportation & utilities, education & health services, professional & business services, and manufacturing Over 40 colleges and universities and nearly 3 million residents Has seen an inflow of nearly $1 billion in venture capital since 2000, establishing itself as a center of innovation in the Midwest      Source: Bureau of Labor Statistics 14 Top Universities and Corporate Leaders Headquartered in Greater St. Louis

Pro Forma Market Demographics

	BUSE Deposits ($Mil)	Deposit Market share Rank	Demographic Data: 2015 Population (Actual)	Proj. '21 Growth (%)	2015 Hshld Income (Actual)	Proj. '21 Growth (%)	% Hshlds > $100k (%)	Unemployment Rate (%)
MSA								
Champaign-Urbana, IL	1,743	1	239,210	2.2	48,496	6.3	20.3	4.4
Saint Louis, MO-IL	1,163	13	2,812,942	0.9	57,858	8.4	22.6	4.6
Decatur, IL	402	2	107,138	-2.2	48,528	9.0	17.2	6.4
Bloomington, IL	353	4	191,024	1.5	65,363	9.1	27.2	4.3
Peoria, IL	311	6	379,345	0.0	55,446	5.8	22.5	5.7
Cape Coral-Fort Myers, FL	124	22	697,666	8.1	48,305	7.1	16.1	5.1
Punta Gorda, FL	44	13	172,029	5.9	46,373	6.6	11.6	5.9
North Port-Sarasota-Bradenton, FL	44	37	764,693	6.5	50,358	9.6	18.2	5.0
Pontiac, IL	43	8	37,449	-2.5	59,606	11.4	18.7	4.8
Indianapolis-Carmel-Anderson, IN	23	41	2,001,125	4.2	53,501	6.3	21.6	3.8
State								
Illinois	2,917	16	12,885,871	0.4	59,608	8.0	25.2	5.1
Missouri	1,163	17	6,091,286	1.7	49,314	8.2	17.4	4.5
Florida	211	131	20,299,288	6.0	47,912	5.9	17.4	5.4
Indiana	23	147	6,638,123	2.2	49,708	7.6	17.5	4.0
Nationwide								
U.S.	4,315	187	322,431,073	3.7	55,551	7.8	23.0	5.0

- Entry into affluent high-growth market that will provide current and new customers access to an expanded BUSE product set
- St. Louis is the 19th largest MSA in the United States and 4th largest MSA in the Midwest

Deposit data as of June 30, 2015
Source: SNL Financial

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Pulaski Financial Corp.

Pro Forma Company Analysis 16

Combined Branch Footprint Illinois Florida Indiana Peoria Missouri Bloomington Indianapolis Champaign / Urbana Decatur Fort Myers St. Louis Combined Franchise  49 full service locations – IL (29), MO (13), FL (6) and IN (1) Total Deposits of $4.2 billion Total Loans of $3.9 billion Total Assets of $5.4 billion    As of September 30, 2015 Source: SNL Financial 17 First Busey Branch Pulaski Financial Branch

Pro Forma Loan Portfolio

BUSE



C&D
4.5%
1-4 Fam
18.1%
HELOC
6.9%
OwnOcc CRE
14.6%
Other CRE
19.0%
Multifam
12.2%
C&I
13.7%
Consr & Other
10.9%

Loan Type	Composition ($000)	Composition % of Total
Constr & Dev	117,258	4.5%
1-4 Family Residential	466,260	18.1%
Home Equity	179,069	6.9%
Owner - Occ CRE	377,271	14.6%
Other CRE	490,664	19.0%
Multifamily	315,697	12.2%
Commercial & Industrial	354,723	13.7%
Consr & Other	280,072	10.9%
Total Loans	$2,581,014	100.0%

MRQ Yield on Loans: **3.93%**

PULB



Consr & Other
0.1%
C&D
8.5%
1-4 Fam
35.9%
HELOC
5.4%
OwnOcc CRE
11.2%
Other CRE
14.4%
Multifam
4.8%
C&I
19.6%

Loan Type	Composition ($000)	Composition % of Total
Constr & Dev	111,974	8.5%
1-4 Family Residential	472,740	35.9%
Home Equity	70,530	5.4%
Owner - Occ CRE	147,655	11.2%
Other CRE	189,490	14.4%
Multifamily	63,726	4.8%
Commercial & Industrial	258,229	19.6%
Consr & Other	1,651	0.1%
Total Loans	$1,316,819	100.0%

MRQ Yield on Loans: **3.95%**

Pro Forma



Consr & Other
7.2%
C&D
5.9%
1-4 Fam
24.1%
HELOC
6.4%
OwnOcc CRE
13.5%
Other CRE
17.5%
Multifam
9.7%
C&I
15.7%

Loan Type	Composition ($000)	Composition % of Total
Constr & Dev	229,232	5.9%
1-4 Family Residential	939,000	24.1%
Home Equity	249,599	6.4%
Owner - Occ CRE	524,926	13.5%
Other CRE	680,154	17.5%
Multifamily	379,423	9.7%
Commercial & Industrial	612,952	15.7%
Consr & Other	281,723	7.2%
Total Loans	$3,897,010	100.0%

MRQ Yield on Loans: **3.94%**

As of September 30, 2015
MRQ – Most recent quarter ended September 30, 2015
Pro forma excludes purchase accounting adjustments
Source: Regulatory Y-9 filings and company press releases

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Pulaski Financial Corp.

Pro Forma Deposit Composition

BUSE



Jumbo Time 4.4%
Retail Time 11.0%
Non Int. Bearing 21.8%
NOW Accts 3.8%
MMDA & Sav 59.1%

Deposit Type	Composition ($000)	% of Total
Non Interest Bearing	677,791	21.8%
NOW & Other Trans	117,255	3.8%
MMDA & Sav	1,837,484	59.1%
Time Deposits < $100k	342,122	11.0%
Time Deposits > $100k	135,878	4.4%
Total Deposits	$3,110,530	100.0%

MRQ Cost of Deposits: 0.15%
Loans / Deposits 83.0%

PULB



Jumbo Time 21.5%
Non Int. Bearing 17.9%
NOW Accts 19.9%
Retail Time 16.8%
MMDA & Sav 24.0%

Deposit Type	Composition ($000)	% of Total
Non Interest Bearing	203,551	17.9%
NOW & Other Trans	225,967	19.9%
MMDA & Sav	272,617	24.0%
Time Deposits < $100k	190,950	16.8%
Time Deposits > $100k	244,720	21.5%
Total Deposits	$1,137,805	100.0%

MRQ Cost of Deposits: 0.39%
Loans / Deposits 115.7%

Pro Forma



Jumbo Time 9.0%
Retail Time 12.5%
Non Int. Bearing 21.0%
NOW Accts 4.2%
MMDA & Sav 53.4%

Deposit Type	Composition ($000)	% of Total
Non Interest Bearing	881,342	20.7%
NOW & Other Trans	343,222	8.1%
MMDA & Sav	2,110,101	49.7%
Time Deposits < $100k	533,072	12.5%
Time Deposits > $100k	380,598	9.0%
Total Deposits	$4,248,335	100.0%

MRQ Cost of Deposits: 0.21%
Loans / Deposits 91.7%

As of September 30, 2015
MRQ – Most recent quarter ended September 30, 2015
Pro forma excludes purchase accounting adjustments
Source: Regulatory Y-9 filings and company press releases

Busey 19 Pulaski Financial Corp.

Appendix 20

Pulaski Financial – Historical Financial Highlights Summary

In $000s except for per share data	For the Twelve Months Ended			Quarters Ended			
	09/30/13	09/30/14	09/30/15	12/31/14	03/31/15	06/30/15	09/30/15
Balance Sheet							
Total Assets	$1,275,944	$1,380,097	$1,521,694	$1,426,456	$1,383,450	$1,560,886	$1,521,694
Total Gross Loans	$1,077,448	$1,184,979	$1,316,819	$1,233,640	$1,230,968	$1,343,247	$1,316,819
Total Deposits	$1,010,812	$1,021,653	$1,137,805	$1,098,333	$1,126,396	$1,157,731	$1,137,805
Loans/Deposits	99.62%	110.30%	105.83%	104.39%	100.23%	102.85%	105.83%
Capital							
Common Equity	$98,748	$112,116	$121,498	$114,512	$116,449	$119,031	$121,498
Preferred Equity	$17,310	$0	$0	$0	$0	$0	$0
Total Equity/Assets	9.10%	8.12%	7.98%	8.03%	8.42%	7.63%	7.98%
Tang. Common Equity/Tang. Assets	7.45%	7.86%	7.75%	7.77%	8.16%	7.39%	7.75%
Tangible Equity/Tangible Assets	8.81%	7.86%	7.75%	7.77%	8.16%	7.39%	7.75%
Profitability Measures							
Net Interest Margin	3.71%	3.54%	3.40%	3.43%	3.36%	3.43%	3.38%
Non Interest Income/Average Assets	1.44%	0.75%	1.14%	0.90%	1.08%	1.33%	1.25%
Non Interest Expense/Average Assets	2.86%	2.69%	2.81%	2.76%	2.87%	2.77%	2.86%
Efficiency Ratio	54.76%	66.80%	65.02%	66.65%	69.04%	60.54%	64.55%
ROAA	0.75%	0.87%	1.01%	0.93%	0.91%	1.22%	0.98%
ROAE	8.04%	9.72%	12.09%	10.91%	10.48%	14.46%	11.79%
Net Income	$9,809	$11,033	$14,127	$3,135	$3,088	$4,353	$3,552
Asset Quality							
NPAs (excl TDRs)/Assets	2.66%	2.37%	1.49%	2.05%	1.98%	1.59%	1.49%
NCOs/Avg Loans	0.94%	0.32%	0.18%	0.18%	0.07%	0.18%	0.26%
Reserves/Loans	1.70%	1.35%	1.20%	1.29%	1.28%	1.20%	1.20%
Reserves/NPAs(excl TDRs)	53.84%	48.75%	69.52%	54.43%	57.39%	65.18%	69.52%

Source: SNL Financial

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